Exhibit 7.1

Computation of Ratio of Earnings to Fixed Charges

(i)	Excluding interest on retail deposits

	Six months ended June 30	Year ended December 31

	2018 £m	2017 £m	2016 £m	2015 £m	2014 £m

Profit on continuing operations before tax	905	1,817	1,917	1,345	1,399
Fixed charges: interest expense (B) (1)	477	772	994	1,141	1,291

Preference security dividend requirements of consolidated subsidiaries	-	(19)	(12)	-	-
Earnings before taxes and fixed charges (A)	1,382	2,570	2,899	2,486	2,690

Ratio of earnings to fixed charges (A/B)	290	333	292	218	208

(ii)	Including interest on retail deposits

	Six months ended June 30	Year ended December 31

	2018 £m	2017 £m	2016 £m	2015 £m	2014 £m

Profit on continuing operations before tax	905	1,817	1,917	1,345	1,399
Fixed charges: interest expense (B) (1)	1,190	2,102	2,885	3,120	3,363

Preference security dividend requirements of consolidated subsidiaries	-	(19)	(12)	-	-
Earnings before taxes and fixed charges (A)	2,095	3,900	4,790	4,465	4,762

Ratio of earnings to fixed charges (A/B)	176	186	166	143	142

Note

(1)	Includes the amortisation of discounts and premiums on debt securities in issue.